Exhibit 99.1

For more information, contact:
Chris Sternberg
Sr. Vice President, Corporate Communications
502-261-4934

PAPA JOHN’S APPOINTS ALEX W. SMITH TO BOARD OF DIRECTORS

Louisville, KY (June 25, 2007) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced the appointment of Alex W. Smith to the company’s board of directors.

Recently elected board member and president and chief executive officer of Pier 1 Imports, Inc. (NYSE: PIR), Mr. Smith has more than 30 years experience in the retail industry.  Prior to Pier 1 Imports, Mr. Smith spent 12 years with the TJX Companies, Inc., an off-price retailer of apparel and home fashions in the U.S. under brands such as T.J. Maxx and Marshalls, and internationally with brand names such as T.K. Maxx in the UK.

“We’re honored to have Alex join our board of directors,” said Papa John’s founder chairman, John Schnatter. “We welcome his retail industry expertise and look forward to his input and advice as we continue to move the Papa John’s brand forward.”

Mr. Smith has significant international management experience in operations and merchandising in Asia and Europe.  Before joining TJX Companies, Mr. Smith spent five years as managing director of Hong Kong-based Lane Crawford Limited, a leading upscale fashion retailer.  Prior to that he was with UK-based department store operator Owen Owen Plc for six years, including serving as managing director, Singapore (1990-1993).

“We are pleased to welcome Alex to the Papa John’s board of directors,” said Papa John’s president and chief executive officer, Nigel Travis. “His retail expertise and international experience will serve Papa John’s well as we continue to grow our brand throughout the world.”

Mr. Smith, age 54, holds a BSc from the University of East Anglia in the United Kingdom.

Headquartered in Louisville, Kentucky, Papa John’s is the world’s third largest pizza company. Papa John’s has been rated no. 1 in customer satisfaction among pizza chains in the American Customer Satisfaction Index (ACSI) for eight years running (1999 - 2007). For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com

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